Exhibit 10.11

Officer Benefits

Officers of United Continental Holdings, Inc. (“UCH”) and United Airlines, Inc. receive certain miscellaneous benefits in addition to those set forth in the applicable severance plan or employment agreement. The following is a summary of such benefits, which have been approved by the Compensation Committee of UCH:

Executive Life Insurance. All officers receive company-paid basic life insurance in an amount equal to one times their base salary (up to a $500,000 maximum) and group variable universal life insurance in an amount equal to three times their base salary (up to a $3,000,000 maximum).

Annual Executive Physical. The company has made arrangements with certain providers to provide officers a company-paid annual comprehensive physical examination.

Health Club Fees. Officers are eligible for reimbursement of certain limited health club membership fees (up to an annual limit of $2,500).

Tax Preparation, Financial Services and Estate/Trust Planning. Officers are eligible for reimbursement for certain services provided by their choice of a certified financial planner, estate planner or tax attorney/certified tax accountant.

Relocation Assistance. The company maintains a relocation program to provide for a successful and smooth transition for officers who relocate in connection with joining the company. The program includes the following primary elements: temporary living assistance; reimbursement of normal and customary closing costs associated with a home sale; movement of household goods; assistance with a new home purchase and closing costs; a miscellaneous allowance to cover house hunting, travel and other expenses; and protection for a loss on sale of a home, if needed. In addition, officers are eligible for a tax-gross-up with respect to home sales and new home purchases resulting from such relocation.

Parking. The company provides paid parking at the officers’ headquarters location, as well as ORD, IAH and SFO (if applicable).

Community Support Travel Program. Officers are able to nominate one or more qualified organizations to receive a donation of up to four domestic coach tickets (or two first class domestic tickets) each year.